UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2018

ENPHASE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35480	20-4645388
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1420 N. McDowell Blvd

Petaluma, CA 94954

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (707) 774-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.                                        Entry into a Material Definitive Agreement.

Purchase Agreement and Affiliate Notes Purchase Agreement

On August 14, 2018, Enphase Energy, Inc. (the “Company”) entered into a purchase agreement (the “144A Purchase Agreement”) with Credit Suisse Securities (USA) LLC, as representative of the several purchasers named therein (collectively, the “Initial Purchasers”), to issue and sell $60.0 million aggregate principal amount of 4.00% Convertible Senior Notes due 2023 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

Additionally, on August 14, 2018, the Company entered into a securities purchase agreement (the “Affiliate Purchase Agreement” and together with the 144A Purchase Agreement, the “Purchase Agreements”) with an affiliate of the Company who is a director and a stockholder, Thurman John Rodgers, to issue and sell $5.0 million aggregate principal amount of Notes to Mr. Rodgers in a private placement pursuant to an exemption from the registration requirements afforded by Section 4(a)(2) of the Securities Act.

Each of the Purchase Agreements includes customary representations, warranties and covenants by the Company and customary closing conditions. Under the terms of each of the Purchase Agreements, the Company has agreed to indemnify the Initial Purchasers and Mr. Rodgers, as applicable, against certain liabilities.

The foregoing summaries of the 144A Purchase Agreement and the Affiliate Purchase Agreement are qualified in their entirety by reference to the 144A Purchase Agreement and Affiliate Purchase Agreement attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Indenture

In connection with the placement of the Notes pursuant to the Purchase Agreements, the Company entered into an indenture by and between the Company and U.S. Bank National Association, as trustee (the “Indenture”), and issued the Notes pursuant thereto. The Notes will bear interest at a rate of 4.00% per year, payable semi-annually on February 1 and August 1 of each year, beginning on February 1, 2019. The Notes will mature on August 1, 2023, unless earlier repurchased by the Company or converted at the option of the holders.

The Notes are convertible, at a holder’s election, in multiples of $1,000 principal amount, into shares of the Company’s common stock, based on the applicable conversion rate. The initial conversion rate for the Notes is 180.0180 shares of common stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $5.56 per share). The conversion rate will be subject to adjustment upon the occurrence of certain specified events but will not be adjusted for accrued and unpaid interest. In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture), the Company will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its Notes in connection with such make-whole fundamental change.

Holders may convert all or any portion of their Notes at their option at any time prior to the close of business on the business day immediately preceding the maturity date.

The Company may not redeem the Notes prior to the maturity date, and no sinking fund is provided for the Notes. Upon the occurrence of a fundamental change (as defined in the Indenture), holders may require the Company to repurchase all or a portion of their Notes for cash at a price equal to 100% of the principal amount of the Notes to be repurchased plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Notes are the Company’s senior unsecured obligations and will rank senior in right of payment to any of the Company’s future indebtedness that is expressly subordinated in right of payment to the Notes; will rank equal in right of payment to the Company’s existing and future unsecured indebtedness that is not so subordinated; will be effectively subordinated in right of payment to any of its secured indebtedness to the extent of the value of the assets securing such indebtedness; and will be structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of the subsidiaries of the Company.

The following events are considered “events of default” under the Indenture, which may result in the acceleration of the maturity of the Notes:

(1)            the Company defaults in any payment of interest on any Note when due and payable and the default continues for a period of 30 days;

(2)            the Company defaults in the payment of principal of any Note when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

(3)            failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right;

(4)            failure by the Company to give a fundamental change notice or notice of a make-whole fundamental change (each as described in the Indenture), in each case when due with respect to the Notes;

(5)            failure by the Company to comply with its obligations under the Indenture with respect to consolidation, merger and sale of assets of the Company;

(6)            failure by the Company to comply with any of its other agreements contained in the Notes or Indenture for 60 days after written notice from the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding has been received;

(7)            default by the Company or any subsidiary of the Company (as defined in the Indenture) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $5,000,000 (or its foreign currency equivalent) in the aggregate of the Company and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise and, in the cases of clauses (i) and (ii), such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness is not paid or discharged, as the case may be, within 30 days of such acceleration or failure to pay, as applicable;

(8)            a final judgment or judgments for the payment of $5.0 million (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against the Company or any of its subsidiaries, which judgment is not discharged, bonded, paid, waived or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; or

(9)            certain events of bankruptcy, insolvency, or reorganization of the Company or any of its significant subsidiaries (as defined in the Indenture).

If an event of default occurs and is continuing, the trustee by notice to the Company, or the holders of at least 25% in aggregate principal amount of the outstanding Notes by notice to the Company and the trustee, may declare 100% of the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. In addition, in case of certain events of bankruptcy, insolvency or reorganization involving the Company, 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable.

The foregoing summaries of the Indenture and the Notes are qualified in their entirety by reference to the Indenture and the Form of 4.00% Convertible Senior Note due 2023 attached as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 3.02                                           Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 is incorporated into this Item 3.02 by reference.

Item 8.01                                           Other Events.

On August 14, 2018, the Company issued a press release announcing the offering of the Notes. The full text of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

On August 15, 2018, the Company issued a press release announcing the pricing of its offer and sale of the Notes. The full text of the press release is attached as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01                                          Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description
4.1	Indenture, dated August 17, 2018, between Enphase Energy, Inc. and U.S. Bank National Association.
4.2	Form of 4.00% Convertible Senior Note due 2023 (included in Exhibit 4.1).
10.1	Purchase Agreement, dated August 14, 2018, by and between Enphase Energy, Inc. and Credit Suisse Securities (USA) LLC, as representative of the several Initial Purchasers named therein.
10.2	Securities Purchase Agreement, dated August 14, 2018, by and between Enphase Energy, Inc. and the Rodgers Massey Revocable Trust dtd 4/4/11.
99.1	Press Release, dated August 14, 2018, announcing the offering of convertible senior notes.
99.2	Press Release, dated August 15, 2018, announcing the pricing of convertible senior notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 17, 2018	ENPHASE ENERGY, INC.

	By:	/s/ Eric Branderiz
Eric Branderiz
Chief Financial Officer